                                  EXHIBIT 8.1

               FORM OF FERDERAL TAX OPINION OF BREYER & AGUGGIA

                               ___________, 1998



Boards of Directors
Peoples Building and
 Loan Association, F.A.
PCB Holding Company
819 Main Street
Tell City, Indiana  47586

     Re:   Certain Federal Income Tax Consequences Relating to
           Proposed Holding Company Conversion of Peoples
           Building and Loan Association, F.A.
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To the Board of Directors:

     In accordance with your request, set forth herein is the opinion of this firm relating to certain federal income tax consequences of (i) the proposed conversion of Peoples Building and Loan Association, F.A. (the "Association") from a federally-chartered mutual savings and loan association to a federally-chartered stock savings bank (the "Converted Association") (the "Stock Conversion") and (ii) the concurrent acquisition of 100% of the outstanding capital stock of the Converted Association by a parent holding company formed at the direction of the Board of Directors of the Association and to be known as PCB Holding Company (the "Holding Company").

     For purposes of this opinion, we have examined such documents and questions of law as we have considered necessary or appropriate, including but not limited to, the Plan of Conversion as adopted by the Association's Board of Directors on January 14, 1998, and subsequently amended on March 16, 1998 (the "Plan"); the federal mutual charter and bylaws of the Association; the certificate of incorporation and bylaws of Holding Company; the Affidavit of Representations dated __________, 1998 provided to us by the Association and the Holding Company (the "Affidavit"), and the Prospectus (the "Prospectus") included in the Registration Statement on Form SB-2 filed with the Securities and Exchange Commission ("SEC") on March __, 1998 (the "Registration Statement"). In such examination, we have assumed, and have not independently verified, the genuineness of all signatures on original documents where due execution and delivery are

Boards of Directors
Peoples Building and
 Loan Association, F.A.
PCB Holding Company
______________, 1998
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requirements to the effectiveness thereof. Terms used but not defined herein, whether capitalized or not, shall have the same meaning as defined in the Plan.

                                  BACKGROUND
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     Based solely upon our review of such documents, and upon such information as the Association has provided to us (which we have not attempted to verify in any respect), and in reliance upon such documents and information, we set forth herein a general summary of the relevant facts and proposed transactions, qualified in its entirety by reference to the documents cited above.

     The Association is a federally-chartered mutual savings and loan association which is in the process of converting to a federally-chartered stock savings bank. The Association was initially chartered in 1914 as an Indiana mutual building and loan association. In 1998, the Association became a federal mutual savings and loan association. The Association is also a member of the Federal Home Loan Bank System and its deposits are federally insured under the Savings Association Insurance Fund ("SAIF") of the Federal Deposit Insurance Corporation. The Association operates out of one office in Tell City, Indiana.

     The Association's principal business is attracting retail deposits from the general public and using those funds to originate residential mortgage loans.
At December 31, 1997, the Association had total assets of $22.0 million, deposits of $19.8 million and total retained earnings of $2.1 million.

     As a federally-chartered mutual savings and loan association, the Association has no authorized capital stock. Instead, the Association, in mutual form, has a unique equity structure. A savings depositor of the Association is entitled to payment of interest on his account balance as declared and paid by the Association, but has no right to a distribution of any earnings of the Association except for interest paid on his deposit. Rather, such earnings become retained earnings of the Association.

     However, a savings depositor does have a right to share pro rata, with
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respect to the withdrawal value of his respective savings account, in any liquidation proceeds distributed if the Association is ever liquidated. Savings depositors and certain borrowers are members of the Association and thereby have voting rights in the Association. Each savings depositor is entitled to cast votes in proportion to the size of their account balances or fraction thereof held in a withdrawable deposit account of the Association, and each borrower member (hereinafter "borrower") is entitled to one vote in addition to the votes (if any) to which such person is entitled

Boards of Directors
Peoples Building and
 Loan Association, F.A.
PCB Holding Company
______________, 1998
Page 3

in such borrower's capacity as a savings depositor of the Association. All of the interests held by a savings depositor in the Association cease when such depositor closes his accounts with the Association.

     The Holding Company was incorporated in March 1998 under the laws of the State of Indiana as a general business corporation in order to act as a savings institution holding company. The Holding Company has an authorized capital structure of 5,000,000 shares of common stock and 1,000,000 shares of preferred stock.

                             PROPOSED TRANSACTION
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     Management of the Association believes that the Stock Conversion offers a number of advantages which will be important to the future growth and performance of the Converted Association in that it is intended to (i) provide substantially increased capital for investment in its business to expand the operations of the Converted Association; (ii) provide future access to capital markets; (iii) enhance the ability to diversify its operations into new business activities; and (iv) afford depositors and others the opportunity to become stockholders of the Converted Association and thereby participate more directly in any future growth of the Converted Association.

     Accordingly, pursuant to the Plan, the Association will undergo the Stock Conversion whereby it will be converted from a federally-chartered mutual savings and loan association to a federally-chartered stock savings bank to be known as Peoples Community Bank. As part of the Stock Conversion, the Association will amend its existing mutual savings and loan association charter and bylaws to read in the form of a Federal Stock Charter and Bylaws. The Converted Association will then issue to the Holding Company shares of the Converted Association's common stock, representing all of the shares of capital stock to be issued by the Converted Association in the Conversion, in exchange for payment by the Holding Company of 50% of the net proceeds realized by the Holding Company from such sale of its Common Stock, or such other percentage as the Office of Thrift Supervision ("OTS") may authorize or require.

     Also pursuant to the Plan, the Holding Company will offer its shares of Common Stock for sale in a Subscription Offering and, if necessary, a Direct Community Offering. The aggregate purchase price at which all shares of Common Stock will be offered and sold pursuant to the Plan and the total number of shares of Common Stock to be offered in the Conversion will be determined by the Boards of Directors of the Association and the Holding Company on the basis of the estimated pro forma market value of the Converted Association as a
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subsidiary of the Holding Company.  The estimated pro forma market value will be
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determined by an independent appraiser.

Boards of Directors
Peoples Building and
 Loan Association, F.A.
PCB Holding Company
______________, 1998
Page 4


Pursuant to the Plan, all such shares will be issued and sold at a uniform price per share. The Stock Conversion, including the sale of newly issued shares of the stock of the Converted Association to the Holding Company, will be deemed effective concurrently with the closing of the sale of the Common Stock.

     Under the Plan and in accordance with regulations of the OTS, the shares of Common Stock will first be offered through the Subscription Offering pursuant to nontransferable subscription rights on the basis of preference categories in the following order of priority:

     (1)  Eligible Account Holders;

     (2)  Supplemental Eligible Account Holders; and

     (3)  Other Members.

     Any shares of Common Stock not subscribed for in the Subscription Offering may be offered in the Direct Community Offering in the following order of priority:

     (a) Natural persons and trust of natural persons who are residing in the Local Community, consisting of Perry County, Indiana; and

     (b)  The general public.

     Any shares of Common Stock not subscribed for in the Direct Community Offering may be offered to certain members of the general public on a best efforts basis by a selling group of broker dealers in a Syndicated Community Offering.

     The Plan also provides for the establishment of a Liquidation Account by the Converted Association for the benefit of all Eligible Account Holders and any Supplemental Eligible Account Holders in an amount equal to the net worth of the Association as of the date of the latest statement of financial condition contained in the final prospectus issued in connection with the Conversion. The establishment of the Liquidation Account will not operate to restrict the use or application of any of the net worth accounts of the Converted Association. The account holders will have an inchoate interest in a proportionate amount of the Liquidation Account with respect to each savings account held and will be paid by the Converted Association in event of liquidation prior to any liquidation distribution being made with respect to capital stock.

Boards of Directors
Peoples Building and
 Loan Association, F.A.
PCB Holding Company
______________, 1998
Page 5


     Following the Stock Conversion, voting rights in the Converted Association shall be vested in the sole holder of stock in the Converted Association, which will be the Holding Company. Voting rights in the Holding Company after the Stock Conversion will be vested in the holders of the Common Stock.

     The Stock Conversion will not interrupt the business of the Association. The Converted Association will continue to engage in the same business as the Association immediately prior to the Stock Conversion, and the Converted Association will continue to have its savings accounts insured by the SAIF. Each depositor will retain a withdrawable savings account or accounts equal in dollar amount to, and on the same terms and conditions as, the withdrawable account or accounts at the time of Stock Conversion except to the extent funds on deposit are used to pay for Common Stock purchased in the Stock Conversion. All loans of the Association will remain unchanged and retain their same characteristics in the Converted Association.

     The Plan must be approved by the OTS and by an affirmative vote of at least a majority of the total votes eligible to be cast at a meeting of the Association's members called to vote on the Plan.

     Immediately prior to the Conversion, the Association will have a positive net worth determined in accordance with generally accepted accounting principles.

                                    OPINION
                                    -------

     Based on the foregoing and in reliance thereon, and subject to the conditions stated herein, it is our opinion that the following federal income tax consequences will result from the proposed transaction.

     1. The Stock Conversion will constitute a reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the "Code"), and no gain or loss will be recognized to either the Association or the Converted Association as a result of the Stock Conversion (see Rev. Rul. 80-105, 1980-1 C.B. 78).
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     2. The assets of the Association will have the same basis in the hands of the Converted Association as in the hands of the Association immediately prior to the Stock Conversion (Section 362(b) of the Code).

Boards of Directors
Peoples Building and
 Loan Association, F.A.
PCB Holding Company
______________, 1998
Page 6


     3. The holding period of the assets of the Association to be received by the Converted Association will include the period during which the assets were held by the Association prior to the Stock Conversion (Section 1223(2) of the Code).

     4. No gain or loss will be recognized by the Converted Association on the receipt of money from the Holding Company in exchange for shares of common stock of the Converted Association (Section 1032(a) of the
          Code). The Holding Company will be transferring solely cash to the Converted Association in exchange for all the outstanding capital stock of the Converted Association and therefore will not recognize any gain or loss upon such transfer. (Section 351(a) of the Code; see
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          Rev. Rul. 69-357, 1969-1 C.B. 101).

     5. No gain or loss will be recognized by the Holding Company upon receipt of money from stockholders in exchange for shares of Common Stock (Section 1032(a) of the Code).

     6. No gain or loss will be recognized by the Eligible Account Holders and Supplemental Eligible Account Holders of the Association upon the issuance to them of deposit accounts in the Converted Association in the same dollar amount and on the same terms and conditions in exchange for their deposit accounts in the Association held immediately prior to the Stock Conversion (Section 1001(a) of the Code; Treas. Reg. (S)1.1001-1(a)).

     7. The tax basis of the Eligible Account Holders' and Supplemental Eligible Account Holders' savings accounts in the Converted Association received as part of the Stock Conversion will equal the tax basis of such account holders' corresponding deposit accounts in the Association surrendered in exchange therefor (Section 1012 of the Code).

     8. Gain or loss, if any, will be realized by the deposit account holders of the Association upon the constructive receipt of their interest in the liquidation account of the Converted Association and on the nontransferable subscription rights to purchase stock of the Holding Company in exchange for their proprietary rights in the Association. Any such gain will be recognized by the Association deposit account holders, but only in an amount not in excess of the fair market value of the liquidation account and subscription rights received. (Section 1001 of the Code; Paulsen v. Commissioner, 469 U.S. 131 (1985); Rev.
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          Rul. 69-646, 1969-2 C.B.54).

Boards of Directors
Peoples Building and
 Loan Association, F.A.
PCB Holding Company
______________, 1998
Page 7


     9. The basis of each account holder's interest in the Liquidation Account received in the Stock Conversion and to be established by the Converted Association pursuant to the Stock Conversion will be equal to the value, if any, of that interest.

     10. No gain or loss will be recognized upon the exercise of a subscription right in the Stock Conversion. (Rev. Rul. 56-572, 1956-2 C.B. 182).

     11. The basis of the Common Stock acquired in the Stock Conversion will be equal to the purchase price of such stock, increased, in the case of such stock acquired pursuant to the exercise of subscription rights, by the fair market value, if any, of the subscription rights exercised (Section 1012 of the Code).

     12. The holding period of the Common Stock acquired in the Stock Conversion pursuant to the exercise of subscription rights will commence on the date on which the subscription rights are exercised (Section 1223(6) of the Code). The holding period of the Common Stock acquired in the Community Offering will commence on the date following the date on which such stock is purchased (Rev. Rul. 70-598, 1970-2 C.B. 168; Rev. Rul. 66-97, 1966-1 C.B. 190).

                               SCOPE OF OPINION
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     Our opinion is limited to the federal income tax matters described above and does not address any other federal income tax considerations or any federal, state, local, foreign or other tax considerations. If any of the information upon which we have relied is incorrect, or if changes in the relevant facts occur after the date hereof, our opinion could be affected thereby. Moreover, our opinion is based on the case law, Code, Treasury Regulations thereunder and Internal Revenue Service rulings as they now exist. These authorities are all subject to change, and such change may be made with retroactive effect. We can give no assurance that, after such change, our opinion would not be different. We undertake no responsibility to update or supplement our opinion. This opinion is not binding on the Internal Revenue Service and there can be no assurance, and none is hereby given, that the Internal Revenue Service will not take a position contrary to one or more of the positions reflected in the foregoing opinion, or that our opinion will be upheld by the courts if challenged by the Internal Revenue Service.

     Regarding the valuation of subscription rights, we understand that the Association has received the opinion of Capital Resources Group, Inc. dated March __, 1998 to the effect that the

Boards of Directors
Peoples Building and
 Loan Association, F.A.
PCB Holding Company
______________, 1998
Page 8


subscription rights have no ascertainable market value. We express no opinion regarding the valuation of the subscription rights.

                                   CONSENTS
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     We hereby consent to the filing of this opinion with the OTS as an exhibit to the Application H-(e)1-S filed by the Holding Company with the OTS in connection with the Conversion and the reference to our firm in the Application H-(e)1-S under Item 110.55 therein.

     We also hereby consent to the filing of this opinion with the SEC and the OTS as exhibits to the Registration Statement and the Association's Application for Conversion on Form AC ("Form AC"), respectively, and the reference on our firm in the Prospectus, which is a part of both the Registration Statement and the Form AC, under the headings "THE CONVERSION -- Effect of Conversion to Stock Form on Depositors and Borrowers of the Association -- Tax Effects" and "LEGAL AND TAX OPINIONS."

                                   Very truly yours,



                                   BREYER & AGUGGIA